UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 21, 2009, NCI Building Systems, Inc. (“NCI” or the “Company”) announced that it has entered into an agreement securing the waiver of certain covenants under the Company’s Credit Agreement dated June 18, 2004 (the “Credit Agreement”). Pursuant to the agreement (the “Waiver and Consent Agreement”), NCI’s lenders agreed to waive NCI’s financial maintenance covenants and also consented to NCI entering into a definitive agreement for an equity investment in the Company without causing an event of default under the Credit Agreement. The waiver and consent will remain in effect through July 15, 2009 but will be automatically extended until September 15, 2009 to the extent that NCI enters into a definitive agreement for an equity investment prior to July 15, 2009. Under the terms of the Waiver and Consent Agreement, NCI has agreed not to request a borrowing for a revolving loan, a swingline loan, or a letter of credit, and has agreed to cash collateralize its existing $14 million of outstanding letters of credit. As of May 3, 2009, NCI had unrestricted cash and cash equivalents in excess of $90 million. This description of the Consent and Waiver Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Consent and Waiver Agreement attached to this Form 8-K as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Consent and Waiver Agreement dated May 20, 2009.
99.1	Press Release dated May 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Executive Vice President & Chief Financial Officer

Dated: May 21, 2009